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                                                                    Exhibit 99.2










March 1, 2001



MANAGEMENT'S ASSERTION


As of and for the year ended December 31, 2000, The CIT Group/Sales Financing, Inc. and The CIT Group/Consumer Finance, Inc. (the Companies), both wholly owned subsidiaries of The CIT Group, Inc., have complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, the Companies have in effect a fidelity bond and errors and omissions policy in the amount of not less than $60 million and $6.5 million, respectively.

                                            The CIT Group/Consumer Finance, Inc.
                                            The CIT Group/Sales Financing, Inc.



                                            /s/ William L. Schumm
                                            -----------------------------------
                                            William L. Schumm
                                            Executive Vice President
                                            Chief Credit Officer
                                            North American Servicing




                                            /s/ Kenneth P. Reynolds
                                            -----------------------------------
                                            Kenneth P. Reynolds
                                            Senior Vice President & Chief
                                            Financial Officer